Exhibit 99.1 Filed by Enterprise Financial Services Corp Pursuant to Rule 425 under the Securities Act of 1933 Subject Company: Seacoast Commerce Banc Holdings SEC Registration Statement No.: 333-248758 Enterprise Financial Services Corp Third Quarter 2020 Investor Presentation

Forward-Looking Statements Some of the information in this report may contain “forward-looking statements” within the meaning of and intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include projections based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the Company's pending acquisition of Seacoast Commerce Banc Holdings ("Seacoast") and other acquisitions. Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.  Other factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions, including the Seacoast acquisition, into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which changed how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020, uncertainty regarding the future of LIBOR, natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which we operate, as well as other risk factors described in the Company’s 2019 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws. 2

Notice to Seacoast Shareholders This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the Company’s proposed acquisition of Seacoast, the Company filed a registration statement on Form S-4 (File No. 333-248758) (the “Registration Statement”) with the SEC. The Registration Statement includes a preliminary proxy statement of Seacoast and a preliminary prospectus of the Company, which are jointly referred to as the proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. The Registration Statement was declared effective by the SEC on September 28, 2020. SHAREHOLDERS OF SEACOAST ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/ PROSPECTUS REGARDING THE ACQUISITION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND RELATED MATTERS. The final proxy statement/prospectus was mailed to Seacoast’s shareholders of record as of the close of business on September 24, 2020. Investors and security holders will be able to obtain the Registration Statement, the proxy statement/prospectus, and any other documents the Company has filed with the SEC, free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company are available free of charge by (1) accessing the Company’s website at www.enterprisebank.com under the “Investor Relations” link, (2) writing EFSC at 150 North Meramec, Clayton, Missouri 63105, Attention: Investor Relations, or (3) writing Seacoast at 11939 Rancho Bernardo Road, Suite 200, San Diego, CA 92128, Attention: Chief Financial Officer. Participants in Solicitation The Company and Seacoast and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Seacoast in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2020 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 25, 2020 and as amended by supplements to the proxy statement filed with the SEC on March 25, 2020 and April 15, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed acquisition. Free copies of this document may be obtained as described in the preceding paragraph. 3

Company Snapshot - EFSC Total Assets FOCUSED BUSINESS MODEL: $ 8.4 Billion • Attract Top Talent in Markets • Proven Ability to Grow Market Cap Commercial & Industrial “C&I” Talent Loans $ Million • Product Breadth 715 ◦ Banking Operates in ◦ Trust & Wealth Management ◦ Treasury Management Strength • Strong Balance Sheet with Kansas City St. Louis Attractive Risk Profile Phoenix New Mexico • Concentrated on Private Businesses and Owner Families Passion • Relationship Driven 4

Financial Highlights - Q3 '20 • Net Income $18.0 million; Earnings per Share $0.68 • PPNR* $38.0 million Earnings • ROAA 0.86%; PPNR ROAA* 1.81% • ROATCE* 10.94% • Total Loans $6.1 billion Loans & • PPP Loans $819.1 million • Loan/Deposits 92% Deposits • Total Deposits $6.7 billion • Noninterest-bearing Deposits/Total Deposits 29% • Nonperforming Assets/Assets 0.53% Asset • Nonperforming Loans/Loans 0.65% Quality • Allowance Coverage Ratio 2.01% • Tangible Common Equity/Tangible Assets - 7.99%; Adjusted for PPP* Capital 8.89% • Dividend of $0.18 per share *A Non-GAAP Measure, Refer to Appendix for Reconciliation. 5

Executive Leadership Team JAMES B. LALLY KEENE S. TURNER SCOTT R. GOODMAN 52, President & Chief Executive 41, EVP, Chief Financial 56, President, Officer, EFSC Officer, EFSC Enterprise Bank & Trust Enterprise Tenure – 17 years Enterprise Tenure – 7 years Enterprise Tenure – 17 years DOUGLAS N. BAUCHE MARK G. PONDER NICOLE M. IANNACONE 50, EVP, Chief Credit Officer, 50, EVP, Chief Administrative 40, EVP, Chief Risk Officer & General Enterprise Bank & Trust Officer, Enterprise Bank & Trust Counsel, Enterprise Bank & Trust Enterprise Tenure – 20 years Enterprise Tenure – 8 years Enterprise Tenure – 6 years 6

Differentiated Business Model: Built for Quality Earnings Growth



Targeted Audience

Focused and Well-Defined Strategy Aimed at Business Owners, Professionals, and Consumers



Tailored Solutions

Targeted Array of Banking and Wealth Management Services to Meet Our Clients' Needs



Expertise

Experienced, Tenured Bankers and Advisors with Specialized Knowledge in Various Industries and Products

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Customer Focus 71 NPS NET PROMOTER SCORE A measure of client satisfaction INDUSTRY AVERAGE: 54 Source: Greenwich Associates 8

Seacoast Overview Company Overview Branch Map ▪ Headquartered in San Diego, California, and recognized as a leading small business lender throughout much of the United States. ▪ Focused on highly scalable specialty lending and deposit niches. ➢ SBA Lending: Predominantly an SBA 7(a), real-estate secured lender, with 20 SBA production offices across 11 states. ➢ Specialized Funding: Property Management, HOA, Third Party Escrow, and 1031 Exchange businesses, with 6 deposit production offices across 5 states. ▪ Operates 5 branches across San Diego County, CA (3) Orange County, CA (1) and Clark County, NV Select Financial Metrics (1). Total Assets: $1.3 billion LTM ROAA: 1.31% ▪ Highly profitable business model surrounding Gross Loans: $1.1 billion LTM ROATCE: 16.04% originating SBA 7(a) loans. SBA $568.6 million LTM Net $15.0 Guaranteed Income: million ▪ As capital and deposits have grown over the years, Loans: Seacoast has retained more loans to garner higher Total $1.0 billion LTM Efficiency 68.17% spread income (and lower gain on sale income). Deposits: Ratio: Non-Interest $650.3 million LTM NIM: 5.83% DDA: Source: S&P Global Market Intelligence and Company filings. 9

Seacoast Transaction Highlights

Further Enhances Strategic Value	▪ Further expansion into Southwestern markets and entry into California, with capacity to attract national specialty deposits in higher growth markets ➢ Ability to add specialty low-cost core deposits with a focus on scalable niche property management deposits ▪ National lending and deposit relationships are not dependent on an extensive traditional branch network ➢ Further enhances Enterprise's high deposit per branch attribute ▪ Adding a proven SBA lender that will help Enterprise enhance its SBA lending capabilities
Financially Compelling	▪ ~4% 2021 EPS accretion and ~11% 2022 EPS accretion ▪ Earnings accretion based on achievable cost savings assumptions (~25%) ▪ Modest TBV dilution (~2%) with an earnback of < 3-years (crossover method) ▪ Expected to maintain strong regulatory capital ratios (~10% leverage ratio) ▪ Conservative and achievable synergies helps drive capital generation over time to build TBV
Adding a Proven SBA Lender	▪ Seacoast is the 8th largest SBA lender in the U.S. and is predominantly in the SBA 7(a) lending business ➢ SBA production offices in 11 states, and diverse industry segments, property types, and geographic locations. ▪ Focus on SBA 7(a) real-estate affords a competitive advantage to win business based on speed and reliability ▪ Since 2009, only 15 of Seacoast's SBA loans have gone into foreclosure (out of 2,200+ loans), with total losses on foreclosures of ~$56,000 ▪ Seacoast has never had a repair or denial of guarantee from the SBA

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Four Urban Markets Phoenix Kansas City New Mexico St. Louis Arizona Kansas Loans 1, 4 $407MM $817MM $614MM $2.5B Deposits 1 $285MM $964MM $1.1B $4.0B Branches 2 7 6 19 Deposit Market th th th th Share 2, 3 27 /0.22% 15 /1.45% 100 /2.91% 4 /4.49% JPMorgan Chase UMB Wells Fargo US Bancorp Primary Wells Fargo Commerce Bank of America Bank of America Competitors Bank of America Bank of America BOK Financial Corp Commerce 1 Does not include specialized banking 2 Source: 6/30/20 data, S&P Global Market Intelligence. 3 1st/78.10% for Los Alamos, New Mexico MSA and 5th/12.23% for Santa Fe, New Mexico MSA 4 Excludes $819 million in PPP loans 11

Focused Loan Growth Strategies Specialized market segments represent 25% of total loans, offering competitive advantages, risk adjusted pricing and fee income opportunities. Expectations for future growth includes continued focus in these specialized market segments. Total Loans Tax Credit Programs Enterprise Value Life Insurance Aircraft Lending Agricultural Lending Lending Premium Financing $369 million in loans $69 million in loans $191 million in loans outstanding related to $367 million in M&A $518 million in loans outstanding outstanding. Federal, Historic, and related loans outstanding related to Missouri Affordable Housing outstanding, Partnering high net worth estate tax credits. $183 million in with PE firms. planning. Federal & State New Market tax credits awarded to date. 12

History of Strong C&I Growth 5-Year CAGR In Millions 17% PPP $819 13

Total Loan Trends 17% Total Loan Growth In Millions PPP PPP $808 $819 14

Drivers of Loan Growth - Year over Year Q3 '19 - Q3 '20 100% 91% 75% 50% 25% 12% 6% 1% 8% Percentage Growth 6% 0% -6% -10% -7% (25)% $0.4B $0.8B $1.2B $1.6B $2.0B $2.4B Portfolio Balance 15

Loan Portfolio Loans by Product Type Loans by Industry Type Real Estate/ Finance and Construction 7.4% Rental/Leasing Insurance Residential 5.2% 25.8% 16.6% Other 2.3% CRE 30.5% Manufacturing EVL 6.0% 9.0% Other Other Services LIPF 8.5% 30.8% 6.2% Accomodation/Food Tax Credit 6.0% Construction Service 5.8% 5.8% Agriculture 3.1% C&I 17.6% PPP 13.4% LIBOR 40.2% Fixed 37.0% Loans by Total $6.1 Billion Rate Type Other Adjustable Prime PPP Fixed 4.2% 5.2% 13.4% 16

PPP Loans Total $819 Million PPP Loans by Industry PPP Loans by Location Professional Technical 14.6% Health Care 8.5% Southeast Manufacturing 3.5% Midwest 16.5% Retail Trade 7.4% 68.6% West 3.8% Admin/Sup port/Waste Northeast Mgmt… 2.2% Construction 17.7% Other Southwest 28.6% 21.9% ➢ 1% coupon, 2.6% average yield PPP Loans by Size $ In Millions ➢ 99% 2 year maturity; 1% 5 year maturity ➢ No PPP loans or servicing have been sold Size Number of Loans Balance Average Balance ➢ Forgiveness process started October 29, 2020 $5-10 Million 6 $44.4 $7.4 $2-5 Million 66 187.5 2.8 ➢ 1,928 PPP loans totaling $39.1 million are < $50,000; $1.6 million in fees < $2 Million 3,777 587.2 0.2 Total 3,849 $819.1 $0.2 17

Loan Deferrals Summary Loan Deferrals by Industry In Millions Interest deferred at September 30, 2020 $4.5 Other Hospitality 29.9% Total Loans Receiving Deferrals $690.8 15.6% Less: Loans Moved Out of Deferral Status 551.5 Retail Trade Total Total Loans in Deferral Status at September 30, 2020 $139.3 5.4% $690.8 Million st 1 Round Deferrals $53.2 Manufacturing 2nd Round Deferrals * 86.1 6.2% Real Estate/Rental/ Total Loans in Deferral Status at September 30, 2020 $139.3 Healthcare Leasing 6.5% 36.4% *2nd Round Deferrals Include $58.3 Million of Hospitality Loans Full Contractual Deferrals by Term Principal Only Deferrals by Term Other 1.7% 180 Day 90 Day Total 180 Day 90 Day Total 18.5% 15.1% 74.2% $355.8 Million 72.8% $335.0 Million Other 0.4% 30 Day 6.9% 60 Day 60 Day 8.3% 2.1% 18

Loan Deferrals

Loan Deferrals by Loan Type

In Thousands

	Total Deferrals	Loans Moved out of Deferral Status	Loans in Deferral Status Q3 '20	2nd Round Deferrals (Included in Q3 '20)
Commercial Real Estate	$395,991	$347,910	$48,081	$38,932
Commercial and Industrial	175,865	129,824	46,041	23,822
Construction Real Estate	97,026	52,783	44,243	23,348
Residential Real Estate	21,821	20,847	974	-
Other	114	102	12	-
Total	**$690,817**	**$551,466**	**$139,351**	**$86,102**

Aging of Loan Deferrals

In Thousands

	Current	30-89 Days Past Due	90+ Days Past Due	Total
Commercial Real Estate	$387,162	$118	$8,711	$395,991
Commercial and Industrial	175,366	499	-	175,865
Construction Real Estate	97,026	-	-	97,026
Residential Real Estate	21,125	220	476	21,821
Other	114	-	-	114
Total	**$680,793**	**$837**	**$9,187**	**$690,817**

Risk Ratings of Loan Deferrals

In Thousands

	Risk Rating at time of Deferment	Risk Rating Current	Risk Rating of 2nd Round Deferrals
Pass (1-2)	$5,282	$5,135	$-
Pass (4)	18,764	-	-
Pass (5)	264,980	29,702	1,000
Pass (6)	319,448	526,688	57,672
Watch (7)	63,998	110,471	27,430
Classified (8)	18,345	18,821	-
Total	**$690,817**	**$690,817**	**$86,102**

Expiration of Loan Deferrals

In Thousands

	Oct 2020	Nov 2020	Dec 2020	Jan 2021	Total
Commercial Real Estate	$27,814	$18,871	$1,095	$301	$48,081
Commercial and Industrial	31,731	4,683	9,176	451	46,041
Construction Real Estate	7,911	25,395	10,937	-	44,243
Residential Real Estate	653	321	0	-	974
Other	12	-	-	-	12
Total	**$68,121**	**$49,270**	**$21,208**	**$752**	**$139,351**

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Credit Trends for Loans Net Charge-offs (annualized) Loan Growth and Line of Credit Utilization In Millions bps bps bps bps bps EFSC Q3 '20 Q2 '20 In Millions NPAs/Assets* = 0.59% 0.61% NPLs/Loans* = 0.75% 0.78% ALLL/NPLs = 311.1% 265.9% ALLL/Loans* = 2.32% 2.07% *A Non-GAAP Measure, Refer to Appendix for Reconciliation. Excludes PPP loans for Q3 '20 and Q2 '20 20

Change in Allowance for Credit Losses for Loans In Thousands • New loans • Changes in • Qualitative • Change in • Changes in macro- reserves for reserves for composition of economic certain loan individually existing loans factors segments, evaluated loans including: • Changes in • Changes in Hospitality risk ratings historical loss ◦ Loan and past due given default ◦ deferrals status rates $123,270 ◦ EVL $110,270 • Charge-off and recoveries 21

Attractive Deposit Mix Total Deposits Interest-Bearing DDA Transaction $6.7 Billion Accounts 29% • Significant DDA Composition 23% • Stable, Low Cost Deposit Portfolio • Improving Core Funding 9% In Millions 29.3% 28.9% CD 23.0% 23.0% 22.6% 39% MMA & Savings 19% Deposit Growth Q3 2019 – Q3 2020 22

Q3 2020 Brokered deposits: $553 Core Funding Mix Q3 2019 Brokered deposits: $603 Commercial Business Banking Consumer In Millions $1,868 $2,661 $789 $1,002 $2,364 $2,460 37% 44% 16% 16% 47% 40% Cost of Funds1 CD Maturities Business In Millions Balance Weighted Avg Rate Commercial Banking Consumer Brokered Q4 ‘20 $ 172 1.98% Core 0.08% 0.03% 0.06% Q1 ‘21 103 1.31% Time Deposit 0.89% 1.14% 1.41% Q2 ‘21 78 1.08% Total 0.08% 0.06% 0.34% 0.28% Q3 ‘21 108 1.29% Thereafter 151 1.24% 1 $ 612 1.44% For the month ended September 30, 2020 23

Earnings Per Share Trend - Q3 2020 Changes in EPS $0.68 $0.56 Q2 ‘20 Net Interest Incremental Provision for Noninterest Merger-Related Q3 ‘20 Income Accretion Credit Losses Income Expense 24

Net Interest Income Trend In Millions 1% NII Growth 25

Noninterest Income Trend In Millions Fee Income Other Fee Income Detail 26

Operating Expenses Trend In Millions $0.4 Note: * A Non-GAAP Measure, Refer to Appendix for Reconciliation 27

Adjusted Operating Leverage Trend Q4 ‘16 Q1 ‘17 Q2 ‘17 Q3 ‘17 Q4 ‘17 Q1 ‘18 Q2 ‘18 Q3 ‘18 Q4 ‘18 Q1 ‘19 Q2 ‘19 Q3 ‘19 Q4 ‘19 Q1 ‘20 Q2 ‘20 Q3 ‘20 YoY Adjusted Operating Revenue Growth YoY Adjusted Noninterest Expense Growth Adjusted Operating Leverage 28

Capital TBV and Dividends per Share $0.18 $0.18 $0.18 $0.17 $0.16 $24.22 $24.80 $22.82 $23.76 $23.38 Q3 ‘19 Q4 ‘19 Q1 ‘20 Q2 ‘20 Q3 ‘20 TBV/Share Dividends per Share 11.8% 11.2% 11.4% 11.0% 11.4% Holding Company liquidity position 8.0% continues to support our strategic capital planning initiatives, including debt service and our dividend program. *A Non-GAAP Measure, Refer to Appendix for Reconciliation. Excludes PPP loans for Q2 and Q3 2020 29

Enterprise Financial Services Corp • Highly Focused, Proven Business Model • Strong Track Record of Commercial Loan Growth • Differentiated Competitive Lending Expertise • Enhanced Core Funding Capabilities • Increased Returns and Enhanced Shareholder Value • Strong Capital Provides Flexibility Total Shareholder Return Note: Index = S&P Global Market Intelligence U.S. Bank $5B - $10B, as of 9/30/2020 30

3rd Quarter 2020 EFSC Investor Presentation Appendix

Earnings Per Share Trend Note: Q3 2019, Q2 2019, Q1 2019, Q4 2018, Q1 2017, Q2 2017, and Q4 2016 include merger related charges. Q1 2020, Q2 2020, and Q3 2020 include the impact of an increase in provision for credit losses due to the adoption of CECL. Q4 2017 includes the impact of deferred tax asset charges due to tax reform. 32

Five-Year Financial Highlights In millions, except per share data 2016 2017 2018 2019 2020 YTD Net Interest Income $135 $177 $192 $239 $193 Noninterest Income $29 $34 $38 $49 $36 Net Income $49 $48 $89 $93 $45 Earnings Per Share (diluted) $2.41 $2.07 $3.83 $3.55 $1.73 Adjusted Earnings Per Share (diluted)(1) $2.45 $2.77 $3.78 $4.08 $1.77 Return on Average Tangible (1) 16.08% Common Equity 14.42% 11.63% 19.83% 9.51% Return on Average Assets 1.29% 0.97% 1.64% 1.35% 0.76% Pre-Provision Net Revenue Return on Average Assets(1) 2.10% 2.07% 2.07% 2.04% 1.91% Total Assets $4,081 $5,289 $5,646 $7,334 $8,368 (1) A Non-GAAP Measure, Refer to Appendix for Reconciliation. 33

Balance Sheet Positioned for Growth Modest Asset High-quality, 50% Floating Cash-flowing Sensitivity 28.9% Non- 8.89% Tangible Rate Loans, Securities (200 BPS Interest Bearing Common with Two-Year Portfolio with Rate Shock DDA to Total Equity/Tangible Average Five-Year Increases NII Deposits Assets* By 3.1%) Duration Average Duration *A Non-GAAP Measure, Refer to Appendix for Reconciliation. Excludes PPP loans. 34

Enterprise Value Lending (EVL) Total $367 Million EVL Loans by Industry EVL Loans by Location Other 20.6% Southeast 21.2% Health Care Midwest 5.2% 35.4% Manufacturing West Admin/Support 35.1% 9.0% /Waste Mgmt 9.1% Northeast Southwest 22.0% Professional Wholesale Trade 12.4% Technical 14.7% 15.3% ➢ Internally reviewed 100% of the portfolio to identify businesses most at risk for impacts from COVID-19. EVL Loans by Size $ In Millions ➢ 30% of the portfolio is secured by working capital assets properly margined and monitored by borrowing base. Size Number of Loans Balance Average Balance ➢ 60%+ of the portfolio companies have received PPP funding > $10 Million 4 $64.8 $16.2 ➢ 90% of the portfolio is sponsored by a Small Business Investment $5-10 Million 10 73.3 7.3 Company (“SBIC”) licensed by the SBA $2-5 Million 47 149.0 3.2 ➢ Top 10 Sponsors make up half of the EVL portfolio ➢ Average 8-year relationship and 10 deals < $2 Million 98 80.2 1.2 ➢ Independent external review (completed July 2020) of portfolio with 78% Total 159 $367.3 $2.3 penetration confirmed bank’s risk recognition and further stressed 35 portfolio for LGD in various economic recoveries

Hospitality Loans Total $382 Million Hospitality Loans by Product Type Hospitality Loans by Subsector C&I Construction Food and Drink 17.3% 22.8% Services 21.2% EVL 4.4% Tax Credit Hotels and 3.7% Campgrounds Commercial Amusement 57.9% Real Estate Residential and 51.4% 0.4% Recreation 20.9% ➢ Average LTV approximately 60-62% Hospitality Loans by Size $ In Millions ➢ Approximately 80% of committed exposure for hotels and 40% Size Number of Loans Balance Average Balance for restaurants have personal recourse > $10 Million 6 $76.8 $12.8 ➢ Restaurants are primarily represented by two borrowers, both of which have received PPP loans $5-10 Million 19 128.1 6.7 $2-5 Million 29 100.4 3.5 ➢ Top 5 relationships represent $100 million of exposure < $2 Million 216 77.1 0.4 ➢ These relationships have strong balance sheets, liquidity, Total personal sponsorships, and low loan to values 270 $382.4 $1.4 36

Retail Commercial Real Estate Total $355 Million Retail CRE Loans by Location Retail CRE Loans by Subsector Midwest 50.8% Northeast Real 3.3% Estate/Rental/ Leasing 95.7% West Accomodation/ 14.1% Food Service 2.6% Southeast Other Southwest 1.8% 1.7% 30.0% Retail CRE Loans by Size $ In Millions ➢ Approximately 95% of committed exposure has personal Size Number of Loans Balance Average Balance recourse > $10 Million 6 $79.1 $13.2 ➢ No large shopping mall exposure $5-10 Million 10 64.9 6.5 ➢ Average LTV of approximately 65% $2-5 Million 37 110.0 3.0 < $2 Million 152 100.6 0.7 Total 205 $354.6 $1.7 37

Energy-Related Loans Total $128 Million Energy-Related Loans by Product Type Energy-Related Loans by Subsector Transportation/ Warehousing Aircraft C&I Retail Trade 11.0% 3.7% 50.6% 22.6% EVL Utilities 10.5% 8.9% Residential/ Consumer Wholesale 0.4% Trade 9.5% Manufacturing 38.5% CRE 27.9% Construction Other 7.9% 8.5% Energy Loans by Size $ In Millions ➢ Approximately 75% of committed exposure has personal Size Number of Loans Balance Average Balance recourse > $10 Million 1 $10.1 $10.1 ➢ Diversified with distribution, wholesaling, rail transportation, pipe coating and convenience stores with gas pumps. $5-10 Million 2 11.1 5.6 $2-5 Million 20 68.7 3.4 ➢ Enterprise does not have loans to oil or gas producers. < $2 Million 54 38.1 0.7 Total 77 $128.0 $1.7 38

Agricultural Lending Total $191 Million Agricultural Lending by Product Type Agricultural Lending by Subsector Other 14.2% Hog & Pig Farming Misc Crop 32.8% CRE - Owner 4.9% Occupied C&I 78.9% Dairy Cattle 21.1% 5.2% Soybean 5.2% Corn Farming 22.0% Beef Cattle 15.7% $ In Millions ➢ Experienced farming operations, well secured by Agricultural Loans by Size ➢ Accounts Receivable Size Number of Loans Balance Average Balance ➢ Livestock $5-10 Million 5 $37.4 $7.5 ➢ Real Estate $2-5 Million 24 75.5 3.1 < $2 Million 160 78.1 0.5 ➢ Diversified portfolio generally supported by production contracts and hedge strategies Total 189 $191.0 $1.0 39

Aircraft and Owner-Occupied Auto Dealer Lending/Loans Total $146 Million Aircraft & OO-Auto Dealer Lending by Aircraft & OO-Auto Dealer Lending by Product Type Subsector Manufacturing C&I 6.1% 2.3% Aircraft Finance Transportation/ 47.2% Warehousing 5.6% Educational Retail Trade Services 4.1% CRE-Owner 76.0% Occupied Other 50.5% 8.2% ➢ Auto Dealers are primarily secured by owner-occupied real Aircraft & OO-Auto Dealer Lending by Size $ In Millions estate, i.e. no floor-plan loans Size Number of Loans Balance Average Balance ➢ Approximately 90% of committed exposure has personal recourse > $10 Million 2 $27.7 $27.7 $5-10 Million 4 23.0 5.8 ➢ Aircraft lending, $69.0 Million $2-5 Million 17 52.5 3.1 ➢ Advance rate 70-75% of retail value < $2 Million 60 43.0 0.7 ➢ Personal recourse from owners, with a typical Total 83 $146.2 $1.8 short-term 6-month facility 40

Loans Secured by Marketable Securities Total $597 Million Loans Secured by Marketable Loans secured by Marketable Securities by Securities by Product Type Subsector Management Finance & 4.0% Insurance 87.0% Other C&I 9.0% 8.4% Other Life Insurance 5.2% Premium Finance 86.4% Loans Secured by Marketable Securities by Size $ In Millions ➢ Portfolio loans secured by liquid/marketable assets and within loan to value margins Size Number of Loans Balance Average Balance ➢ LIPF Portfolio > $10 Million 14 $204.9 $14.6 ➢ The life insurance policies financed have an earnings $5-10 Million 25 180.5 72.2 floor of 0%, and therefore cannot lose value. Enterprise $2-5 Million 43 141.7 3.3 does not finance variable policies that may lose value. < $2 Million 155 70.0 0.5 Total 237 $597.1 $2.5 41

Use of Non-GAAP Financial Measures The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as adjusted EPS, core net interest margin, core efficiency ratio, tangible common equity, ROATCE, adjusted ROAA, adjusted ROAE, adjusted ROATCE, and the tangible common equity ratio, in this report that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The Company considers its adjusted EPS, core net interest margin, core efficiency ratio, tangible common equity, ROATCE, adjusted ROAA, adjusted ROAE, adjusted ROATCE, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by loss share agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger-related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject. The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated. Peer group data consists of the median of publicly traded banks with total assets from $2-$10 billion with commercial loans greater than 20% and consumer loans less than 10%. 42

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except per share data)	For the Quarter ended Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	For the Nine Months Ended Sep 30, 2020	Sep 30, 2020
CORE PERFORMANCE MEASURES							
Net interest income	$ 63,354	$ 65,833	$ 63,368	$ 61,613	$ 63,046	$ 192,555	$ 177,104
Less: Incremental accretion income	1,235	719	1,273	576	2,140	3,227	4,207
Core net interest income	62,119	65,114	62,095	61,037	60,906	189,328	172,897
Total noninterest income	12,629	9,960	13,408	14,418	13,564	35,997	34,758
Less: Other income from non-core acquired assets	—	—	—	4	1,001	—	1,368
Less: Gain (loss) on sale of investment securities	417	—	4	(94)	337	421	337
Less: Other non-core income	—	265	—	—	—	265	266
Core noninterest income	12,212	9,695	13,404	14,508	12,226	35,311	32,787
Total core revenue	74,331	74,809	75,499	75,545	73,132	224,639	205,684
Total noninterest expense	39,524	37,912	38,673	38,354	38,239	116,109	127,131
Less: Other expenses related to non-core acquired loans	25	12	12	33	18	49	224
Less: Merger-related expenses	1,563	—	—	—	393	1,563	17,969
Core noninterest expense	37,936	37,900	38,661	38,321	37,828	114,497	108,938
Core efficiency ratio	51.04 %	50.66 %	51.21 %	50.73 %	51.73 %	50.97 %	52.96 %
NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (TAX EQUIVALENT)							
Net interest income	$ 64,192	$ 66,537	$ 63,978	$ 62,141	$ 63,483	$ 194,707	$ 178,188
Less: Incremental accretion income	1,235	719	1,273	576	2,140	3,227	4,207
Core net interest income	$ 62,957	$ 65,818	$ 62,705	$ 61,565	$ 61,343	$ 191,480	$ 173,981
Average earning assets	$7,770,084	$7,571,196	$6,791,459	$6,704,506	$6,604,083	$7,379,012	$6,193,197
Reported net interest margin	3.29 %	3.53 %	3.79 %	3.68 %	3.81 %	3.52 %	3.85 %
Core net interest margin	3.22 %	3.50 %	3.71 %	3.64 %	3.69 %	3.47 %	3.76 %

43

Reconciliation of Non-GAAP Financial Measures

Tangible Common Equity Ratio

(in thousands)	September 30, 2020	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Total shareholders' equity	$ 882,267	$ 867,185	$ 603,804	$ 548,573	$ 387,098	$ 350,829
Less: Goodwill	210,344	210,344	117,345	117,345	30,334	30,334
Less: Intangible assets	21,820	26,076	8,553	11,056	2,151	3,075
Tangible common equity	$ 650,103	$ 630,765	$ 477,906	$ 420,172	$ 354,613	$ 317,420
Total assets	$ 8,367,976	$ 7,333,791	$ 5,645,662	$ 5,289,225	$ 4,081,328	$ 3,608,483
Less: Goodwill	210,344	210,344	117,345	117,345	30,334	30,334
Less: Intangible assets	21,820	26,076	8,553	11,056	2,151	3,075
Tangible assets	$ 8,135,812	$ 7,097,371	$ 5,519,764	$ 5,160,824	$ 4,048,843	$ 3,575,074
Tangible common equity to tangible assets	7.99 %	8.89 %	8.66 %	8.14 %	8.76 %	8.88 %

Average Shareholders' Equity and Average Tangible Common Equity

	For the Nine Months Ended	For the Year ended				
(in thousands)	September 30, 2020	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Average shareholder's equity	$ 872,944	$ 795,477	$ 576,960	$ 532,306	$ 371,587	$ 335,095
Less: Average goodwill	210,344	193,804	117,345	106,850	30,334	30,334
Less: Average intangible assets	23,882	24,957	9,763	10,998	2,591	3,596
Average tangible common equity	$ 638,718	$ 576,716	$ 449,852	$ 414,458	$ 338,662	$ 301,165

44

Reconciliation of Non-GAAP Financial Measures Impact of Paycheck Protection Program Quarter Ended September 30, (in thousands) 2020 June 30, 2020 Tangible assets - Non-GAAP (see reconciliation above) $ 8,135,812 $ 8,123,961 PPP loans outstanding, net (819,100) (807,814) Adjusted tangible assets - Non-GAAP $ 7,316,712 $ 7,316,147 Tangible common equity Non-GAAP (see reconciliation above) $ 650,103 $ 634,423 Tangible common equity to tangible assets 7.99% 7.81 % Tangible common equity to tangible assets - adjusted tangible assets 8.99% 8.67 % Pre-Provision Net Revenue Return on Average Assets For the Nine Months Ended For the Year ended September 30, December 31, December 31, December 31, December 31, (in thousands) 2020 2019 2018 2017 2016 Net interest income $ 192,555 $ 238,717 $ 191,905 $ 177,304 $ 135,495 Noninterest income 35,997 49,176 38,347 34,394 29,059 Less: Noninterest expense (116,109) (165,485) (119,031) (115,051) (86,110) Merger-related expenses 1,563 17,969 1,271 6,462 1,386 PPNR (excluding merger-related expenses) $ 114,006 $ 140,377 $ 112,492 $ 103,109 $ 79,830 Average assets $ 7,956,006 $ 6,894,291 $ 5,436,963 $ 4,980,229 $ 3,796,478 PPNR ROAA 1.91% 2.04% 2.07% 2.07% 2.10% 45

Reconciliation of Non-GAAP Financial Measures

Impact of Merger-Related and Tax Items

(in thousands, except per share data)	For the Nine Months ended September 30, 2020	For the Year ended December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
IMPACT OF MERGER-RELATED AND TAX ITEMS					
Net income - GAAP	$ 45,453	$ 92,739	$ 89,217	$ 48,190	$ 48,837
Merger related expense	1,563	17,969	1,271	6,462	1,386
Related tax effect	(386)	(3,963)	(314)	(2,456)	(527)
Deferred tax asset revaluation charge due to U.S. corporate income tax reform	—	—	—	12,117	—
Subsidiary dividend timing election, net	—	—	(2,036)	—	—
Adjusted net income - Non-GAAP	$ 46,630	$ 106,745	$ 88,138	$ 64,313	$ 49,696
Average assets	$ 7,956,006	$ 6,894,291	$ 5,436,963	$ 4,980,229	$ 3,796,478
Return on average assets - GAAP net income	0.76 %	1.35 %	1.64 %	0.97 %	1.29 %
Return on average assets - Adjusted net income	0.78	1.55	1.62	1.29	1.31
Average shareholder's equity	$ 872,944	$ 795,477	$ 576,960	$ 532,306	$ 371,587
Return on average equity - GAAP net income	6.96 %	11.66 %	15.46 %	9.05 %	13.14 %
Return on average equity - Adjusted net income	7.14	13.42	15.28	12.08	13.37
Average tangible common equity	$ 638,718	$ 576,716	$ 449,852	$ 414,458	$ 338,662
Return on average tangible common equity - GAAP net income	9.51 %	16.08 %	19.83 %	11.63 %	14.42 %
Return on average tangible common equity - Adjusted net income	9.75	18.51	19.59	15.52	14.67
Average diluted common shares outstanding	26,315	26,159	23,289	23,249	20,290
Earnings per share - GAAP net income	$ 1.73	$ 3.55	$ 3.83	$ 2.07	$ 2.41
Earnings per share - Adjusted net income	1.77	4.08	3.78	2.77	2.45

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3rd Quarter 2020 EFSC Investor Presentation Q&A For more information contact Keene Turner, Executive Vice President and CFO (314) 512-7233